(LETTERHEAD)

International Frontier Resources Ltd.

July 12, 2000

File: P-1660

EOG Resources Canada Inc.

1300, 700-91" Ave SW

Calgary, Alberta T2P 3V4

Attention: Mr. Lanny Fenwick, Private & Confidential

Dear Sir:

RE: Financing &Joint Venture Proposal Central Mackenzie Valley, NWT

For the purposes of this letter agreement, the following definitions shall apply:

"EOG" means EOG Resources Canada Inc.

"IFR" means International Frontier Resources Ltd.

"PRV" means Pacific Rodera Ventures Inc.

"IFRPRV" means IFR & PRV

"NRK" means Northrock Resources Ltd.

"Berkley" means Berkley Petroleum Corp.

"ROFR" means Rights of first refusal among NRK, Berkley and IFR/PRV

"A of E Lands" means lands subject to a Confidentiality & Exclusion Agreement between NRK and EOG dated March 1, 1998

"EL 391" means the lands described in Schedule A

"TDL Lands" means the freehold lands described In Schedule A which shall include the Access Agreement and the Benefit Plan

"Existing Lands" means EL391 and the TDL Lands

"Crown Sale" means the July 31, 2000 Indian & Northern Affairs Call for Bids, Central Mackenzie Valley, NWT

"JOA" means the 1988 CAPL Frontier joint operating agreement on the Existing Lands among IFR/PRV, NRK and Berkley

"AMI" means an Area of Mutual Interest pursuant to the JOA head agreement

"Confidential Data" means without limitation all seismic data, aeromag and other G&G data, including well data pertaining to the Existing Lands and the AMI lands, which IFR has in its possession.

Further to our recent negotiations concerning a financing and joint venture arrangement between IFR/PRV and EOG for the purposes of the Crown Sale, the following terms and conditions shall apply:

1. EOG acknowledges that IFRIPRV jointly held a 35% interest in the Existing Lands, all of which fall within an AMI with NRK (32.50%) and Berkley (32.50%). IFRIPRV acknowledges that EOG has entered into a Confidentiality and Exclusion Agreement with NRK covering EL-391, a portion of the TDL lands and a portion of Parcel # 1, the terms of which expire on November 1, 2000.

2. With respect to the Crown Sale, EOG will advance, up to a maximum amount of $1.3 million, IFRlPRV's combined 35% share of the 25% work deposit for Parcel # 1, in the form of a certified cheque (or any other acceptable form of financial instrument) payable to the Receiver General for Canada. The bid shall be carried by NRK, as operator of the Existing Lands.

3. Upon the IFRIPRV, NRK, Berkley group receiving notice that the bid is successful, then:

(i) IFRIPRV immediately assigns and conveys to EOG, an undivided 10% working interest in the Existing Lands and a 10% interest in the Confidential Data, with EOC3 bearing responsibility for reproduction costs for copies thereof. In addition, EOG shall be novated into the JOA governing the Existing Lands and any other agreements pertaining to the Confidential Data.

(ii) EOG has the obligation to pay, (up to a maximum gross work proposal bid value of $15 million), 75% of IFRPRV's 35% i.e. a net 26.25% hare, of the actual expenditures incurred in performing the work proposal for which EOG shall be assigned an additional 7.5% undivided interest in the Existing Lands and 50% of IFR/PRV's 35% share in Parcel #1, i.e. an undivided 17.5% working interest. All work deposit refunds on the 35% share of Parcel #1 shall accrue to IFRIPRV 100%.

(iii) In the event that IFR/PRV's 35% share of the work deposit is less than $1.3 million, the difference between the actual share and $1.3 million shall be paid by EOG to IFRIPRV upon the conveyance of the 10% Interest in the Existing Lands and the Confidential Data.

(iv) In the event that IFR/PRV's 35% share of the work deposit is greater than $1.3 million, and similarly In the event the gross work proposal expenditures are greater than $15 million, then all costs in excess thereof shall be shared EOG 17.5% and IFRIPRV 17.5%

4. In the event the bid is unsuccessful then the certified cheque (or other acceptable form of financial instrument) shall be returned to EOG and EOG shall immediately pay to IFRPRV the sum of $1.3 million for an assignment and conveyance of the undivided 10% working interest in the Existing Lands and the Confidential Data as described in paragraph 3 (i) hereof.

5. With the exceptions of Parcels # 3 and # 4, in the event that EOG or IFR/PRV are successful in acquiring interests in any other parcels at the Crown Sale, IFR/PRV and EOG shall each have a reciprocal 90-day option to elect to participate in such other parcels by paying 15% of the successful work program to earn an undivided 10% share of the other party's interest therein. EOG acknowledges that IFRIPRV may have AMI obligations to offer NRK and Berkley a proportionate share thereof.

6. With respect to Parcels # 3 and # 4 EOG and IFR shall submit joint bids, with EOG as operator and bidding rights to be shared 75% EOG, 25% IFR. EOG shall Initially fund 100% of the 25% work commitment deposits. In the event of a successful bid(s) EOG and IFR shall set up an AMI to include lands within 10 miles of the lands so acquired. The parties shall enter into a joint operating agreement using the CAPL 1988 Frontier operating procedure with mutually acceptable elections.

7. The terms of this agreement shall only be binding on EOG if the following conditions are satisfied or waived by the dates indicated herein:

(i) On or before July 20, 2000 any ROFR's which NRK, Berkley or PRV or any other third parties may have on the interests to be assigned to EOG in the Existing Lands or Parcel # 1 in accordance with this agreement shall be waived in writing by those parties;

(ii) On or before July 20, 2000 any preferential rights on A of E lands which NRK may be entitled to exercise shall be waived in writing by NRK;

(iii) The interests of PRV as represented herein shall become subject to the terms of this agreement by way of PRV executing a copy of this agreement on or before 4:00pm Calgary time on July 13, 2000.

8. In the event that PRV does not elect to participate in this agreement, then the provisions of paragraphs 1 through 5 inclusive, with respect to EOG and IFR's obligations, shall be proportionately reduced to 82.143% of the total dollar amounts and working interests stipulated therein.

To acknowledge your agreement to the foregoing terms and conditions please sign one copy of this letter in the space provided below and return to the undersigned at your earliest convenience. Immediately upon execution of this letter agreement EOG shall prepare a formal agreement to more fully embody the terms hereof.

Yours very truly

INTERNATIONAL FRONTIER RESOURCES LTD.

/s/ "William Pat Boswell"

Wm. Pat Boswell, President and CEO

ACCEPTED AND AGREED TO THIS 13TH DAY OF JULY, 2000

EOG RESOURCES CANADA INC.

Per:

Title:

PACIFIC RODERA VENTURES INC.

Per: /s/ "David J.L. Williams"

Title: President